Exhibit 99.2



          Eastman Kodak Company Financial Discussion Document
                      Fourth Quarter 2003 Results

    2003 Compared with 2002

    Fourth quarter, 2003 presentation reflects the adoption of the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures," which require that financial information be presented on a basis that conforms with generally accepted accounting principles (GAAP) in the U.S. As a result, the financial discussion which follows reflects the company's results from continuing operations on an "as reported" or "GAAP" basis. However, the Company also believes that presenting income from continuing operations excluding non-operational items is an important additional measure of performance that can be used for comparing results between reporting periods. Accordingly, the Company has included analysis based on non-GAAP financial measures in the discussion below.

    New Kodak Operating Model and Change in Reporting Structure:

    On August 21, 2003, the Company announced an organizational realignment, which will become effective January 1, 2004, changing the corporate segment reporting structure beginning with the first quarter of 2004 reported in April. The intent of these changes is to accelerate growth in commercial and consumer digital imaging markets.

    Through year-end 2003, Kodak reported financial information for three reportable segments: Photography, Health Imaging, and Commercial Imaging, and All Other. The bridge from the previous segment reporting to the new reporting structure is outlined below:

-- Digital and Film Imaging Systems Segment: correlates to the current Photography Segment and is comprised of Consumer and Professional Imaging products and services, Entertainment Imaging products and services, and Digital and Applied Imaging products and services.

--  Health Imaging Segment remains unchanged.

-- Commercial Imaging Segment: comprised of Document Imaging products and services, Commercial and Government Systems products and services, Services and Support, and Optics.

-- Commercial Printing Segment: comprised of NexPress (Kodak's 50/50 joint venture with Heidelberg) and Kodak Polychrome Graphics (Kodak's 50/50 joint venture with Sun Chemical), relating to which, Kodak records its share of income or losses in Other charges; and the graphics and wide format inkjet businesses. All of the above were formerly included in Commercial Imaging. Beginning in the first quarter of 2004, this segment will also include results related to the Scitex Digital Printing acquisition.

-- All Other includes Kodak's Display and Components business for OLED (Organic Light Emitting Diode) and sensors. Also included within All Other are small, miscellaneous businesses, which generate sales and earnings for the Company.

    Fourth Quarter

    Consolidated Revenues:

    Net worldwide sales were $3.778 billion for the fourth quarter of 2003 as compared with $3.441 billion for the fourth quarter of 2002, representing an increase of $337 million or 10% as reported, or an increase of 4% excluding the favorable impact of exchange. The increase in net sales was comprised of:

    -- Acquisition: The PracticeWorks acquisition contributed $48 million or approximately 1.0 percentage point to fourth quarter sales.

    -- Volume: increases in volume contributed approximately 7.0 percentage points to fourth quarter sales driven primarily by consumer digital cameras, one-time-use cameras, and Health Imaging digital capture solutions.

    -- Price/Mix: declines in price/mix reduced fourth quarter sales by approximately 4.0 percentage points, primarily driven by consumer digital cameras and traditional consumer products and services.

    -- Exchange: favorable exchange of approximately 6.0 percentage points offset the negative impacts of price/mix.

    Net sales in the U.S. were $1.714 billion for the fourth quarter of 2003 as compared with $1.637 billion for the prior year quarter, representing an increase of $77 million, or 5%. Net sales outside the U.S. were $2.064 billion for the current quarter as compared with $1.804 billion for the fourth quarter of 2002, representing an increase of $260 million, or 14% as reported, or an increase of 3% excluding the favorable impact of exchange.

    Non-U.S. Revenues:

    The Company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East region ("EAMER"), (2) the Asia Pacific region and (3) the Canada and Latin America region.
    Net sales in the EAMER region were $1.001 billion for the fourth quarter of 2003 as compared with $863 million for the prior year quarter, representing an increase of $138 million or 16% as reported, or an increase of 4% excluding the favorable impact of exchange.
    Net sales in the Asia Pacific region were $692 million for the current quarter as compared with $621 million for the prior year quarter, representing an increase of $71 million, or 11% as reported, or an increase of 1% excluding the favorable impact of exchange.
    Net sales in the Canada and Latin America region were $371 million in the current quarter as compared with $320 million for the fourth quarter of 2002, representing an increase of $51 million, or 16% as reported, or an increase of 8% excluding the favorable impact of exchange.

    Emerging Markets:

    The Company's major emerging markets include China, Brazil, Mexico, Russia, India, Korea, Hong Kong and Taiwan. Net sales in emerging markets were $734 million for the fourth quarter of 2003 as compared with $643 million for the prior year quarter, representing an increase of $91 million, or 14% as reported, or an increase of 11% excluding the favorable impact of exchange. The emerging market portfolio accounted for approximately 19% of Kodak's worldwide sales and 36% of Kodak's non-U.S. sales in the quarter. Sales growth was recorded for all major emerging markets including China +29%, Russia +24%, India +20%, Mexico +5% and Brazil +5%.
    Sales increases in China resulted from strong business performance for all Kodak's operations in that region. The increase in sales in Russia is the result of continued growth from Kodak Express and the Company's efforts to expand distribution channels for Kodak products and services. Sales increases in India were driven by the continued success from the Company's efforts to increase the level of camera ownership and to increase the number of Photoshop retail stores.

    Gross Profit:
    GAAP:
    Gross profit was $1.217 billion for the fourth quarter of 2003 as compared with $1.206 billion for the fourth quarter of 2002, representing an increase of $11 million, or 1%. The gross profit margin was 32.2% in the current quarter as compared with 35.0% in the prior year quarter. The 2.8 percentage point decrease was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 7.0 percentage points. These declines relate primarily to product mix impacts in the Photography Segment with volume increases in low margin products and volume decreases in higher margin traditional products. Negative price was driven primarily by consumer digital cameras and traditional consumer products and services.

    -- Manufacturing Cost: despite $16 million of charges for accelerated depreciation associated with ongoing cost reduction programs, manufacturing cost favorably impacted gross profit margins by approximately 3.0 percentage points primarily as a result of continuing cost reduction actions.

    -- Exchange: favorably impacted gross profit margins by approximately 1.0 percentage point.

    Operational:

    Excluding charges of $16 million relating to accelerated depreciation, gross profit on an operational basis was $1.233 billion for the fourth quarter of 2003 as compared with $1.222 billion for the fourth quarter of 2002, representing an increase of $11 million, or 1%. The gross profit margin was 32.6% in the current quarter as compared with 35.5% in the prior year quarter. The 2.9 percentage point decrease was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 7.0 percentage points.

    -- Manufacturing Cost: manufacturing cost favorably impacted gross profit margins by approximately 3.0 percentage points.

    -- Exchange: favorably impacted gross profit margins by approximately 1.0 percentage point.

    Selling, General and Administrative Expenses:

    GAAP:

    Selling, general and administrative expenses (SG&A) were $727 million for the fourth quarter of 2003 as compared with $703 million for the prior year quarter, representing an increase of $24 million, or 3%. SG&A decreased as a percentage of sales from 20.4% for the fourth quarter of 2002 to 19.2% for the current quarter. The increase in SG&A is primarily attributable to the following:

    --  Unfavorable exchange of $34 million.

    --  Acquisition related SG&A of $23 million.

    --  A charge of $8 million related to legal settlements
        (non-operational).

    --  A charge of $3 million for strategic asset impairments
        (non-operational).

    These increases were partially offset by:

    --  Environmental reserve reversals of $9 million
        (non-operational).

    --  SG&A cost reduction actions.

    Operational:

    Excluding the non-operational charges noted above, SG&A expenses on an operational basis were $725 million for the fourth quarter of 2003 as compared with $694 million for the prior year quarter, representing an increase of $31 million, or 4%. The increase in SG&A is primarily attributable to unfavorable exchange of $34 million, spending increases in support of sales growth initiatives, and acquisitions. As a percentage of sales, SG&A decreased from 20.2% for the fourth quarter of 2002 to 19.2% for the current quarter.

    Research and Development Costs:
    GAAP:

    Research and development costs (R&D) were $214 million for the fourth quarter of 2003 as compared with $195 million for the fourth quarter of 2002, representing an increase of $19 million, or 10%. R&D as a percentage of sales remained unchanged at 5.7%. The increase in R&D is primarily attributable to the company's purchase of in-process R&D associated with the acquisition of PracticeWorks and investments in growth initiatives.

    Operational:

    Excluding the charges for in-process R&D noted above, R&D expenses on an operational basis were $204 million for the fourth quarter of 2003 as compared with $195 million for the prior year quarter, representing an increase of $9 million, or 5%. The increase in R&D is primarily attributable to investments in growth initiatives.

    Cost Reduction Plans:

    As announced in the third quarter of 2003, Kodak has implemented a series of cost reduction actions resulting in pre-tax charges totaling $272 million or $.66 per share in the fourth quarter. The components of restructuring in the fourth quarter include $108 million for employee severance relating to the elimination of approximately 2,160 positions and $148 million associated with exit costs and asset write-offs. In addition, the Company recorded accelerated depreciation of $16 million during the quarter associated with assets to be disposed of in connection with the relocation of certain manufacturing operations.
    Approximately $102 million (pre-tax) of the total $272 million charge in the quarter is associated with the divestiture of photofinishing labs in Germany. The entire charge is associated with asset impairments and business exit costs.




A summary of the Company's recent cost reduction actions is provided in tabular format below:

                              Summary of Direct Charges

                  Q4 2002        Q1 2003      Q3 2003         Grand
                  Program        Program      Program         Total
              ---------------- -----------  ---------------- --------
               Actual   Actual    Actual    Actual Remaining
                2002     2003      2003       2003   2004
              ---------------- -----------  ----------------

Direct
 Charges $M     109       21        78         385   158       751

Accelerated
 Depreciation
 and inventory
 Writedowns $M   16       24        19          30     5        94
               ---------------  ----------    -------------  --------
Total
 Charges $M     125       45        97         415   163       845

Headcount
 Reduction    1,150      675     1,850       3,925 1,875     9,475

2004 Saving $M      210             85           250           545

Annual Saving $M    210             85           300           595



    Q4 2002 Program- Related to personnel reductions in global manufacturing and logistics, and R&D; the move of one-time use camera assembly to Mexico; and the closure of x-ray and graphics sensitizing operations in Mexico.

    Q1 2003 Program-Rationalization of photofinishing operations in the US and Europe.

    Q3 2003 Program- Reduction of administrative costs.

    The Company anticipates completing the remaining initiatives originally contemplated under the cost reduction program announced in the third quarter of 2003 by the end of the second quarter of 2004. As a result of these initiatives, an additional 1,700 to 1,900 positions will be eliminated throughout the world by the end of the second quarter of 2004. The estimated cost to complete these remaining initiatives will be in the range of $150 million to $170 million.
    Consistent with the implementation of Kodak's new business model, the company plans to develop and execute a new cost reduction plan throughout the 2004 to 2006 timeframe. The objective of these actions is to achieve a business model appropriate for Kodak's traditional businesses, and to sharpen the Company's competitiveness in digital markets. As a result of these actions, the Company expects cost savings in the range of $800 million to $1 billion for full year 2007.
    The program is expected to result in total charges of $1.3 billion to $1.7 billion over the three-year period, of which $700 million to $900 million are related to severance, with the remainder relating to the disposal of building and equipment. Overall, Kodak's worldwide facility square footage will be reduced by approximately one third. Approximately 12,000 to 15,000 positions worldwide are expected to be eliminated through these actions primarily in global manufacturing, selected traditional businesses and corporate administration. Maximum single year cash usage under the new plan is expected to be approximately $200 million.

    Earnings From Operations:

    GAAP:

    Earnings from operations (EFO) for the fourth quarter of 2003 were $20 million as compared with earnings from operations of $201 million for the fourth quarter of 2002, representing a decrease of $181 million. This decrease is attributable to the reasons indicated above.

    Operational:

    Excluding charges for cost reduction actions in the current quarter, charges relating to strategic asset impairments, legal settlements, in process R&D and reversal of environmental reserves, EFO on an operational basis for the fourth quarter of 2003 were $304 million as compared with $333 million for the fourth quarter of 2002, representing a decrease of $29 million, or 9%. The decrease in earnings from operations is attributable to the reasons indicated above.
    The fourth quarter operational earnings, relative to the earnings guidance, include the positive impact of changes in estimates totaling $38 million, or $.11 per share, relating to employee benefit and incentive compensation accruals reported in prior quarters.

    Below EFO:

    GAAP:

    Interest expense for the fourth quarter of 2003 was $44 million as compared with $45 million for the prior year quarter, representing a decrease of $1 million, or 2%.
    The other charges component includes principally investment income, income and losses from equity investments, foreign exchange and gains and losses on the sales of assets and investments. Other charges for the current quarter were $12 million as compared with other charges of $27 million for the fourth quarter of 2002. The improvement is primarily attributable to reduced losses from the Company's equity investment in the NexPress joint venture, elimination of losses from the Company's equity investment in the Phogenix joint venture due to its dissolution, reduced losses from the Company's equity investment in SK Display and increased income from the Company's equity investment in Kodak Polychrome Graphics.

    Operational:

    Excluding pre-tax charges of $4 million in the current year quarter and $7 million in the prior year quarter relating to non-strategic venture asset impairments, other charges were $8 million in the fourth quarter of 2003 as compared with other charges of $20 million for the fourth quarter of 2002. The improvement is primarily attributable to the reasons indicated above.

    Corporate Tax Rate:

    GAAP:

    The Company's annual effective tax rate from continuing operations for full year 2003 increased from an estimated rate of 19% through the third quarter of 2003 to a final rate of 19.5% in the current quarter. This increase is primarily attributable to increased earnings from operations in certain higher-taxed jurisdictions relative to total consolidated earnings.
    The Company's annual effective tax rate from continuing operations for the fourth quarter decreased from 27% for the prior year to 19.5% for the current year. This decrease is primarily attributable to increased earnings from operations in certain lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings and an increase in benefits from the utilization of foreign tax credits.
    During the fourth quarter of 2003, the Company recorded a tax benefit on a GAAP basis of $43 million. The tax benefit on a GAAP basis of $43 million for the quarter differs from the operational tax charge of $53 million, which is based on the annual effective tax rate of 19.5%, due to the impact of recording discrete period tax benefits ($96 million, or $.33 per share) in connection with the following discrete period items:

    --  A $272 million charge for focused cost reductions;

    --  A $10 million charge for in-process research and development;

    --  An environmental reserve reversal of $9 million;

    --  An $8 million charge for legal settlements;

    -- A $4 million charge for non-strategic venture asset write-downs;

    -- A $5 million tax benefit relating to the donation of intellectual property; and

    --  A $3 million charge for strategic asset write-downs.

    Operational:

    As indicated above, the Company's annual effective tax rate from continuing operations increased from an estimated rate of 19% through the third quarter of 2003 to a final rate of 19.5% in the current quarter. This increase in the rate resulted in a $.01 cent per share charge to both the operational and GAAP earnings for the quarter, which all related to the impact of the increase in the rate on year-to-date earnings through September 30, 2003.

    Earnings from Continuing Operations:

    GAAP:

    Earnings from continuing operations for the fourth quarter of 2003 were $7 million, or $.03 per diluted share, as compared with earnings from continuing operations for the fourth quarter of 2002 of $130 million, or $.45 per diluted share, representing a decrease of $123 million year over year. This decrease in earnings from continuing operations is attributable to the reasons described above.

    Operational:

    Earnings from continuing operations on an operational basis for the fourth quarter of 2003 were $199 million, or $.70 per diluted share, as compared with earnings from continuing operations on an operational basis for the fourth quarter of 2002 of $191 million, or $.65 per diluted share, representing an increase of $8 million, or 4%. Fourth quarter operational earnings from continuing operations for 2003 exclude the following after-tax items:

    -- A charge of $188 million ($272 million pre-tax), or $.66 per share, resulting from previously announced cost reduction initiatives. Of the pre-tax charge, $256 million is recorded in "Restructuring Costs and Other" and $16 million of accelerated depreciation associated with the relocation of certain manufacturing operations is recorded in "Cost of Goods Sold" (COGS).

    -- A charge of $6 million ($10 million pre-tax) or $.02 per share relating to the Company's purchase of in-process R&D associated with the acquisition of PracticeWorks. The pre-tax charge is recorded in "Research and development costs" (R&D).

    -- A charge of $5 million ($8 million pre-tax) or $.02 per share relating to legal settlements. The pre-tax charge is recorded in SG&A.

    -- Strategic asset and non-strategic venture asset impairments of approximately $4 million ($7 million pre-tax), or $.01 per share. The $3 million pre-tax charge for strategic asset impairments is recorded in SG&A and the $4 million pre-tax charge for non-strategic venture asset impairments is recorded in "Other Income and Charges".

    These charges were partially offset by:

    -- A tax benefit totaling $5 million, or $.02 per share relating to the Company's donation of intellectual property.

    -- Reversal of environmental reserves of $6 million ($9 million pre-tax), or $.02 per share, relating to two formerly-owned Kodak sites outside the U.S.

    Earnings from Discontinued Operations:

    Earnings from discontinued operations for the fourth quarter of 2003 were $.04 per diluted share, as compared with a loss from discontinued operations for the fourth quarter of 2002 of $.06 per diluted share.
    During the fourth quarter of 2003, the Company recorded a net of tax credit of $7 million or $.03 per share, to discontinued operations for the reversal of an environmental reserve, which was primarily attributable to positive developments in the Company's remediation efforts relating to a formerly owned manufacturing site in the U.S. In addition, the Company reversed state income tax reserves of $3 million, or $.01 per share, through discontinued operations. The reserve was released due to the favorable outcome of tax audits in connection with a formerly owned business.




     Year-over-Year Comparison of Reported and Operational Earnings
                    (Amounts in millions of dollars)
----------------------------------------------------------------------
              4Q 03 as Excluded   4Q 03    4Q 02 as Excluded  4Q 02
              Reported  Items  Operational Reported  Items Operational
             ---------------------------------------------------------
Sales          $3,778              $3,778   $3,441            $3,441
COGS            2,561  (16)a        2,545    2,235   (16)g     2,219
             ---------        ---------------------------------------
Gross Profit    1,217               1,233    1,206             1,222
SG&A              727   (2)b          725      703   (9) h       694
R&D               214  (10)c          204      195               195
Restructuring
 costs and            (256)d                        (107)i
 other            256                   -      107                 -
             ---------        ---------------------          --------
Earnings From
 Operations        20                 304      201               333
Interest
 Expense           44                  44       45                45

Other Charges      12   (4)e            8       27    (7)j        20
             ---------        ---------------------          --------
Below EFO         (56)                (52)     (72)              (65)
(Loss)
 Earnings
 Before Taxes     (36)                252      129               268
(Benefit)
 Provision               96f                           78k
 for Taxes        (43)                 53       (1)               77
             ---------        ---------------------          --------
Earnings -
 Cont. Ops.         7                 199      130               191
Earnings
 (Loss) Disc.
 Ops.              12                   -      (17)                -
Net Earnings      $19                 199      113               191
Diluted EPS -
 Cont. Ops.     $0.03               $0.70    $0.45             $0.65
Total Diluted
 EPS            $0.07                        $0.39
---------------------------------------------------------------------



    Items excluded from Earnings on an operational basis:

a - Accelerated depreciation in connection with the focused cost reduction actions.

b - Charge for legal settlements and strategic asset write-downs, partially offset by the reversal of an environmental reserve.

c - Charge for in-process research and development in connection with the acquisition of PracticeWorks, Inc.

d - Charge for focused cost reduction actions.

e - Charge for non-strategic venture asset write-downs.

f - Exclusion of income tax benefit in connection with the donation of intellectual property and the tax impacts associated with the above-mentioned excluded items.

g - Accelerated depreciation and inventory write-downs in connection with the focused cost reduction actions.

h - Charge for strategic venture asset write-downs and a charitable donation.

i - Charge for focused cost reduction actions.

j - Charge for non-strategic venture asset write-downs.

k - Tax impacts associated with the above-mentioned excluded items.




As Percent of Sales:
                             4Q 03 as    4Q 03    4Q 02 as    4Q 02
                             Reported Operational Reported Operational
                            ------------------------------------------

Gross Profit                    32.2%       32.6%    35.0%       35.5%
SG&A                            19.2%       19.2%    20.4%       20.2%
SG&A w/o Advertising
                                14.7%       14.7%    14.6%       14.4%
R&D                              5.7%        5.4%     5.7%        5.7%
EFO                              0.5%        8.0%     5.8%        9.7%
Net Earnings                     0.5%        5.3%     3.3%        5.6%
----------------------------------------------------------------------



    Segment Results:

    Photography

    Revenues:

    Net worldwide sales for the Photography segment were $2.618 billion for the fourth quarter of 2003 as compared with $2.401 billion for the fourth quarter of 2002, representing an increase of $217 million, or 9% as reported, an increase of 3% excluding the favorable impact of exchange. The increase in net sales was comprised of:

    -- Volume: volumes increased fourth quarter sales by approximately 8.0 percentage points. Volume increases for consumer digital cameras and one-time-use cameras were partially offset by volume declines for photofinishing services and other traditional products and services.

    -- Price/Mix: declines attributable to price/mix reduced fourth quarter sales by approximately 5.0 percentage points driven by consumer digital cameras and traditional consumer products and services.

    -- Exchange: favorable exchange of approximately 6.0 percentage points partially offset the negative impacts of price/mix.

    Photography segment net sales in the U.S. were $1.144 billion for the current quarter as compared with $1.101 billion for the fourth quarter of 2002, representing an increase of $43 million, or 4%. Photography segment net sales outside the U.S. were $1.474 billion for the fourth quarter of 2003 as compared with $1.300 billion for the prior year quarter, representing an increase of $174 million, or 13% as reported, or an increase of 2% excluding the favorable impact of exchange.

    Consumer products and services revenues:

    Net worldwide sales of consumer digital cameras increased 87% in the fourth quarter of 2003 as compared with the prior year quarter, primarily reflecting strong volume increases and favorable exchange partially offset by negative price/mix. Sales continue to be driven by strong consumer acceptance of the EasyShare digital camera system as reflected in increased market share in a rapidly growing market.
    While complete data for fourth quarter market share is not yet available, all indications are that Kodak held the number one digital camera market share position in the U.S. during the months of November and December. Kodak also placed in the top three market share positions in 6 out of 9 key markets outside the U.S. Consumer digital cameras were profitable on a fully allocated basis for the second half of 2003.
    Kodak's new Printer Dock products, initially launched in the spring of 2003, experienced strong sales growth during the quarter putting them on track to be a $100 million business in the first year of sales.
    Net worldwide sales of inkjet photo paper increased 11% in the current quarter as compared with a strong fourth quarter of 2002, when the Company introduced a new line of small format inkjet paper products. Although complete data for fourth quarter market share is not yet available, Kodak continued to maintain its shared leader market share position in the United States during October and November.
    The double-digit revenue growth and the maintenance of market share are primarily attributable to strong underlying market growth and the continued growth and acceptance of a new line of small format inkjet papers.
    The Company's Ofoto business in the U.S. increased its sales 55% in the fourth quarter of 2003 as compared with the prior year quarter. Ofoto's sales represent less than 1% of the Company's consolidated net worldwide sales for the fourth quarter of 2003. Ofoto now has more than 11 million members and continues to be the market leader in the online photo services space.
    Net sales from the Company's consumer digital products and services, which include Picture Maker kiosks/media and retail consumer digital services revenue primarily from Picture CD and Retail.com, increased 7% in the fourth quarter of 2003 as compared with the fourth quarter of 2002, driven primarily by an increase in sales of new generation kiosks and consumer digital services.
    Net worldwide sales of consumer film products, including 35mm film, Advantix film and one-time-use cameras (OTUC), decreased 11% in the fourth quarter of 2003 as compared with the fourth quarter of 2002, reflecting 15% volume declines, negative 1% price/mix and 5% favorable exchange. Sales of the Company's consumer film products within the U.S. decreased 20%, reflecting 23% volume declines and positive 3% price/mix. Sales of the Company's consumer film products outside the U.S. decreased 2%, reflecting 10% volume declines, negative 1% price/mix, partially offset by 10% favorable exchange.
    U.S. consumer film industry sell-through volumes decreased approximately 10% in the fourth quarter of 2003 as compared with the prior year quarter. Year to date 2003, U.S. consumer film industry volumes decreased approximately 8% year over year. A significant decrease in U.S. retailer inventories accounted for the differential between Kodak's sell-in volume during the quarter, and industry sales to consumers.
    The Company's current estimate of worldwide consumer film industry volumes for full year 2003 is a decrease of approximately 8%.
    The Company's blended U.S. consumer film share remained essentially unchanged on a volume basis relative to the fourth quarter of 2002. For full year 2003, Kodak maintained approximately flat year-over-year U.S. market share as it has done for the past several consecutive years.
    Worldwide volumes of consumer color paper decreased mid single digits in the fourth quarter of 2003 as compared with the fourth quarter of 2002, with U.S. volumes declining low double digits and volumes outside the U.S. decreasing slightly. Kodak no longer reports sales trends for color negative paper because paper and other products are typically bundled together as a "systems sell" for customer contracting purposes.
    Net worldwide sales for photofinishing services (excluding equipment), including Qualex in the U.S. and Consumer Imaging Services ("CIS") outside the U.S. decreased 14% in the fourth quarter of 2003 as compared with the fourth quarter of 2002, reflecting lower volumes and negative price/mix, partially offset by favorable exchange. In the U.S., photofinishing sales (including overnight and on-site) decreased 16%.

    Professional products and services revenues:

    Net worldwide sales of professional film capture products decreased 19% in the fourth quarter of 2003 as compared with the fourth quarter of 2002, primarily reflecting declines in volume and negative price/mix partially offset by favorable exchange. Net worldwide sales of professional sensitized output increased 4% in the fourth quarter of 2003 as compared with the prior year quarter reflecting decreases in volume offset by favorable exchange and positive price/mix.
    During the fourth quarter, worldwide sales increases were recorded for professional digital cameras and Event Imaging Solutions.

    Entertainment products and services revenues:

    Net worldwide sales of origination and print film to the entertainment industry increased 4%, primarily reflecting volume declines offset by favorable exchange and price/mix. The new Vision 2 origination film continues to gain strong customer acceptance.

    Gross profit:

    Gross profit for the Photography segment was $795 million for the fourth quarter of 2003 as compared with $842 million for the prior year quarter, representing a decrease of $47 million or 6%. The gross profit margin was 30.4% in the current year quarter as compared with 35.1% in the prior year quarter. The 4.7 percentage point decline was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 9.0 percentage points driven by consumer digital cameras, and traditional consumer products and services.

    -- Manufacturing Cost: manufacturing cost positively impacted gross profit margins by approximately 3.0 percentage points.

    -- Exchange: favorably impacted gross profit margins by approximately 1.0 percentage point.

    SG&A:

    In the fourth quarter, SG&A expenses for the Photography segment decreased $8 million, or 1%, from $540 million in the fourth quarter of 2002 to $532 million in the current quarter, and decreased as a percentage of sales from 22.5% to 20.3%. Despite unfavorable exchange of $28 million, SG&A decreased as a result of ongoing cost reduction actions.

    R&D:

    Fourth quarter R&D costs for the Photography segment decreased $5 million, or 4%, from $127 million in the fourth quarter of 2002 to $122 million in the current quarter and decreased as a percentage of sales from 5.3% to 4.7%. The decrease in R&D was primarily attributable to cost savings realized from position eliminations associated with ongoing cost reduction programs.

    EFO

    Earnings from operations for the Photography segment decreased $33 million, or 19%, from $174 million in the fourth quarter of 2002 to $141 million in the fourth quarter of 2003, primarily as a result of the factors described above.

    Health Imaging

    On October 7, 2003, Kodak announced the completion of its acquisition of PracticeWorks, Inc., a leading provider of dental practice management software and digital radiographic imaging systems for $468 million in cash and assumed net debt of approximately $18 million. This acquisition is expected to contribute approximately $200 million in sales to the Health Imaging business during the first full year. During the fourth quarter, PracticeWorks contributed $48 million in sales to Health Imaging's revenues.
    A planned, this transaction on an operating basis will be slightly dilutive to earnings per share through 2004. However, based on ongoing successes in the execution of the integration, it is anticipated to be no longer dilutive to operations as of 2005, ahead of the original execution plan. This acquisition will enable Kodak to offer its customers a full spectrum of dental imaging products and services from traditional film to digital radiography and photography and is expected to move Health Imaging into the leading position in the dental practice management and dental digital radiographic markets.

    Revenues:

    Net worldwide sales for the Health Imaging segment were $704 million for the fourth quarter of 2003 as compared with $619 million for the prior year quarter, representing an increase of $85 million, or 14% as reported, an increase of 8% excluding the favorable impact of exchange. The increase in net sales was comprised of:

    -- Acquisition: The PracticeWorks acquisition contributed $48 million or approximately 7.0 percentage points to fourth quarter sales.

    -- Volume: Increases in volume contributed approximately 5.0 percentage points to fourth quarter sales, driven primarily by volumes increases in digital capture equipment, and digital media and services.

    -- Price/Mix: Decrease in price/mix reduced fourth quarter sales by approximately 4.0 percentage points, primarily driven by digital media and analog medical film.

    --  Exchange: Favorable exchange impacted sales by approximately
        6.0 percentage points.

    Net sales in the U.S. were $306 million for the current quarter as compared with $297 million for the fourth quarter of 2002, representing an increase of $9 million, or 3%. Excluding the impact of the PracticeWorks acquisition, U.S. net sales decreased $16 million or 5% from fourth quarter 2002.
    Net sales outside the U.S. were $398 million for the fourth quarter of 2003 as compared with $322 million for the prior year quarter, representing an increase of $76 million, or 24% as reported, or 12% excluding the favorable impact of exchange. Excluding the impact of the PracticeWorks acquisition, net sales outside the U.S. increased $53 million or 16%, 5% excluding the favorable impact of exchange.

    Digital products and services revenues:

    Net worldwide sales of digital products, which include laser printers (DryView imagers and wet laser printers), digital media (DryView and wet laser media), digital capture equipment (computed radiography capture equipment and digital radiography equipment), services, dental practice management software and Picture Archiving and Communications Systems ("PACS"), increased 26% in the fourth quarter of 2003 as compared with the prior year quarter, reflecting volume increases, and favorable exchange partially offset by negative price/mix. The increase in digital product sales was primarily attributable to the PracticeWorks acquisition and higher volumes of digital capture equipment and digital media and services.

    Traditional products and services revenues:

    Net worldwide sales of traditional products, including analog film, equipment, chemistry and services, decreased 1% in the fourth quarter of 2003 as compared with the fourth quarter of 2002 driven primarily by lower volumes and negative price/mix for traditional products partially offset by favorable exchange.

    Gross profit:

    Gross profit for the Health Imaging segment was $307 million for the fourth quarter of 2003 as compared with $253 million in the prior year quarter, representing an increase of $54 million, or 21%. The gross profit margin was 43.6% in the current quarter as compared with 40.9% in the fourth quarter of 2002. The increase in the gross profit margin of 2.7 percentage points was principally attributable to:

    -- Acquisition: the PracticeWorks acquisition increased gross profit by approximately 1.0 percentage point.

    -- Manufacturing Cost: productivity/cost increased gross profit margins by approximately 4.0 percentage points, primarily due to favorable manufacturing and service productivity.

    -- Price/Mix: Price/mix negatively impacted gross profit margins by approximately 3.0 percentage points due to lower prices for digital media and analog medical film.

    -- Exchange: favorable exchange added 1.0 percentage points to the gross profit rate.

    SG&A:

    In the fourth quarter, SG&A expenses for the Health Imaging segment increased $31 million, or 33%, from $94 million in the fourth quarter of 2002 to $125 million for the current quarter, and increased as a percentage of sales from 15.2% to 17.8%. The increase in SG&A expenses is primarily attributable to $22 million associated with the PracticeWorks acquisition, unfavorable effects of foreign exchange and increased investment for growth initiatives.

    R&D:

    GAAP:

    Fourth quarter R&D costs increased $16 million, or 38%, from $42 million in the fourth quarter of 2002 to $58 million in the current quarter and increased as a percentage of sales from 6.8% for the fourth quarter of 2002 to 8.2% for the current quarter. R&D expenses increased in the fourth quarter primarily due to $12 million associated with the PracticeWorks acquisition, $10 million of which was a one-time write-off of in-process R&D.

    Operational

    Fourth quarter R&D costs increased $6 million from $42 million in the fourth quarter of 2002 to $48 million in the current quarter and remained the same as a percentage of sales at 6.8% for both quarters. R&D expenses increased in the fourth quarter primarily due to increased spending to drive growth in selected areas of the product portfolio.

    EFO:

    GAAP

    Earnings from operations for the Health Imaging segment increased $7 million, or 6%, from $117 million for the prior year quarter to $124 million for the fourth quarter of 2003 while the operating earnings margin rate decreased 1.3 percentage points to 17.6% from 18.9% for the prior year quarter. The decrease in operating earnings reflects the impact of the PracticeWorks acquisition, including $10 million write-off of in-process R&D, and increased investment for growth in SG&A and R&D.

    Operational

    Excluding the impact of the in-process R&D charge relating to the PracticeWorks acquisition, earnings from operations for the Health Imaging segment increased $17 million, or 15%, from $117 million for the prior year quarter to $134 million for the fourth quarter of 2003 while the operating earnings margin rate increased .1 percentage point to 19.0% from 18.9% for the prior year quarter.

    Commercial Imaging

    Revenues:

    Net worldwide sales for the Commercial Imaging segment were $432 million for the fourth quarter of 2003 as compared with $396 million for the prior year quarter, representing an increase of $36 million, or 9% as reported, or an increase of 5% excluding the favorable impact of exchange. The increase in net sales was primarily comprised of:

    -- Volume: increases in volume contributed approximately 6.0 percentage points to fourth quarter sales driven by the modification of a long-term contract, Imaging Services, and document scanners.

    -- Price/Mix: Decrease in price/mix reduced fourth quarter sales by approximately 1.0 percentage point.

    -- Exchange: favorable exchange contributed approximately 4.0 percentage points to fourth quarter sales.

    Net sales in the U.S. were $255 million for the current year quarter as compared with $226 million for the prior year quarter, representing an increase of $29 million, or 13%. Net sales outside the U.S. were $177 million in the fourth quarter of 2003 as compared with $170 million for the prior year quarter, representing an increase of $7 million or 4% as reported, or a decrease of 5% excluding the favorable impact of exchange.
    Net worldwide sales of graphic arts products to Kodak Polychrome Graphics ("KPG"), an unconsolidated joint venture affiliate in which the Company has a 50% ownership interest, decreased 10% in the current quarter as compared with the fourth quarter of 2002, primarily reflecting volume declines and negative price/mix for graphic arts film. This reduction resulted largely from digital technology transition and the effect of continuing economic weakness in the commercial printing market.
    Despite continued weakness in the global economy, KPG's earnings performance continues to improve driven primarily by its leading position in the growth segments of digital proofing and digital printing plates, coupled with favorable foreign exchange. KPG's operating profit has been positive for 14 consecutive quarters and continued to contribute positively to Kodak's "Other Charges" during the fourth quarter of 2003.
    NexPress, the unconsolidated joint venture between Kodak and Heidelberg in which the Company has a 50% ownership interest, continues to experience good customer acceptance on its sales of NexPress 2100 Digital Production Color Presses despite a weak printing market, with average monthly page volumes for these units running higher than planned.

    Gross profit:

    Gross profit for the Commercial Imaging segment was $120 million for the fourth quarter of 2003 as compared with $116 million in the prior year quarter, representing an increase of $4 million, or 3%. The gross profit margin was 27.8% in the current quarter as compared with 29.3% in the prior year quarter. The decrease in the gross profit margin of 1.5 percentage points was primarily attributable to:

    -- Price/Mix: declines due to price/mix reduced gross profit margins by approximately 1.0 percentage point driven by graphics products, partially offset by the favorable impact resulting from the modification of a long-term contract.

    -- Manufacturing Cost: manufacturing cost negatively impacted gross profit margins by approximately 1.0 percentage point.

    --  Exchange: exchange had no impact on gross profit margins.

    SG&A:

    SG&A expenses for the Commercial Imaging segment increased $8 million, or 16%, from $51 million in the fourth quarter of 2002 to $59 million for the current quarter, and increased as a percentage of sales from 12.9% to 13.7%.

    R&D:

    Fourth quarter R&D costs for the Commercial Imaging segment decreased $5 million, or 29%, from $17 million in the fourth quarter of 2002 to $12 million for the current quarter, and decreased as a percentage of sales from 4.3% to 2.8% in the current quarter.

    EFO:

    Earnings from operations for the Commercial Imaging segment remained unchanged at $49 million for the fourth quarter. For the quarter, EFO includes the favorable impact that relates to the modification of a long-term contract.

    All Other

    Revenues:

    Net worldwide sales for All Other were $24 million for the fourth quarter of 2003, as compared with $25 million for the prior year quarter, representing a decrease of $1 million, or 4% as reported.
    SK Display Corporation, the OLED manufacturing joint venture between Kodak and Sanyo, continues to focus on improving manufacturing yields and process engineering and has created a new generation of chemistry used for coating OLED backplanes.

    EFO:

    The loss from operations for All Other was $20 million in the current quarter as compared with the loss from operations of $7 million in the fourth quarter of 2002 primarily driven by increased levels of investment for Kodak's Display business.

    Balance Sheet:

    Cash Flow:

    Kodak defines free cash flow as net cash provided by continuing operations, (as determined under generally accepted accounting principles in the U.S.- U.S. GAAP), plus proceeds from the sale of assets minus capital expenditures, acquisitions, debt assumed in acquisitions and investments in unconsolidated affiliates. Kodak's definition of operating cash flow equals free cash flow less dividends. Investable cash is operating cash flow excluding acquisitions and debt assumed in acquisitions.
    Operating cash flow during the fourth quarter of 2003 was negative $105 million, $452 million lower than the positive $347 million generated in the year ago quarter. Excluding the impact of acquisitions of $630 million and $66 million for 2003 and 2002 respectively, the 2003 investable cash flow of $525 million was $112 million higher than the fourth quarter of 2002.
    Net cash provided by (used in) continuing operations, investing activities and financing activities, as determined under GAAP in the fourth quarter of 2003 were $780 million, ($815) million and $240 million, respectively. The table below reconciles the net cash provided by continuing operations as determined under U.S. GAAP to Kodak's definition of operating cash flow for the fourth quarter of 2003:




                               4th Qtr.

Net Cash Provided by Continuing Operations to
Investable Cash Flow

----------------------------------------------------------------------
                      ($ millions)                        2003   2002
----------------------------------------------------------------------
Net cash provided by continuing operations                 780    909

  Additions to properties                                 (153)  (215)
  Net proceeds from sales of businesses / assets             5      9
  Investments in unconsolidated affiliates                 (35)   (27)
  Acquisitions, net of cash acquired                      (587)   (66)
  Debt assumed from Acquisitions                           (43)     -
   Dividends                                               (72)  (263)
----------------------------------------------------------------------
Operating cash flow (continuing operations)               (105)   347

  Acquisitions, net of cash acquired                       587     66
  Debt assumed from Acquisitions                            43      -

----------------------------------------------------------------------
Investable Cash Flow                                       525    413
----------------------------------------------------------------------

                              Full Year

Net Cash Provided by Continuing Operations to
Investable Cash Flow
----------------------------------------------------------------------
                   $ Millions                      2003     2002
----------------------------------------------------------------------
Net cash provided by continuing operations         1,626    2,218

 Additions to properties                           (506)    (577)
 Net proceeds from sales of businesses / assets      26       27
 Investments in unconsolidated affiliates           (89)    (123)
 Acquisitions, net of cash acquired                (697)     (72)
 Debt assumed from Acquisitions                     (52)      -
 Dividends                                         (330)    (525)
----------------------------------------------------------------------

Operating cash flow (continuing operations)         (22)     948

 Acquisitions, net of cash acquired                 697       72
 Debt assumed from Acquisitions                      52        -

----------------------------------------------------------------------
Investable Cash Flow                                727    1,020
----------------------------------------------------------------------



    Dividend:

    The Company has a dividend policy whereby it makes semi-annual payments, which, when declared, will be paid on the Company's 10th business day each July and December to shareholders of record on the first business day of the preceding month. On September 24, 2003, the Company's Board of Directors declared a semi-annual cash dividend of $0.25 per share on the outstanding common stock of the Company. This dividend was paid on December 12, 2003 to shareholders of record at the close of business on November 3, 2003.

    Capital Spending:

    Capital additions were $153 million in the fourth quarter of 2003, which is $62 million lower than the year ago quarter and $36 million higher quarter sequentially. The majority of the spending supported new products, manufacturing productivity and quality improvements, infrastructure improvements and ongoing environmental and safety initiatives. Full year 2003 capital additions were $506 million, which is $71 million lower than full year 2002 capital spend of $577 million.

    Receivables:

    Total receivables of $2.389 billion comprised of gross trade ($2.028 billion) and miscellaneous ($361 million) receivables at the end of the fourth quarter, 2003, increased $155 million from fourth quarter of 2002. This increase is driven by higher sales in the fourth quarter and the impact of foreign exchange, somewhat offset by a reduction in past due receivables. Past due receivables decreased by 30% or $81 million from the year-ago quarter, to $185 million, and decreased by 16% or $35 million quarter sequentially.
    Accrued customer rebates are classified as miscellaneous payables, however, the majority of these are cleared through customer deductions. The effect of offsetting these accrued customer rebates would reduce the gross trade receivable balance by $528 million to $1.500 billion at the end of the fourth quarter of 2003, and would reduce the trade receivable balance by $371 million to $1.525 billion at the end of the fourth quarter of 2002.
    Kodak defines days sales outstanding (DSO) as the four quarter moving average net trade receivables after rebate reclassification, divided by 12 months of sales, multiplied by 365 days. Due to the fact that a majority of the customer rebates are cleared through customer deductions, the Company's DSO calculation includes the impact of reclassifying rebates as an offset to receivables. By reclassifying the rebates as an offset to receivables, the Company's DSO calculation is more reflective of the true number of days the net trade receivables are outstanding. Based on the Company's DSO definition, DSO for the fourth quarter was 42 days, representing a 5-day decrease from fourth quarter, 2002 and a one-day decrease quarter sequentially. If rebate accrual balances were not offset against receivables, DSO would have decreased only 2 days year over year and remained unchanged quarter sequentially, due to relatively higher accrual balances in 2003 versus 2002. However, the Company does not believe that the DSO calculation utilizing trade receivables before rebate classification is an accurate reflection of the number of days the net trade receivables are outstanding.

    Inventory:

    Kodak's inventories (after LIFO) increased $13 million year over year and decreased $127 million quarter sequentially. The year over year increase is primarily due to the impact of exchange partially offset by operational reductions in inventory levels.
    Days supply in inventory (DSI) improved by 6 days from the fourth quarter 2002 and by 3 days quarter sequentially. Inventory turns improved by 0.2 turns to 5.9 turns since the end of the third quarter 2003. The DSI calculation is based on inventory before the LIFO reserve.
    Including the impact of the LIFO reserve, DSI improved by almost 3 days from the fourth quarter of 2002 and improved by 2 days quarter sequentially; inventory turns improved slightly at 7.8 turns relative to the third quarter of 2003.
    DSI is defined as four-quarter average inventory before the LIFO reserve divided by 12 months COGS as reported, multiplied by 365 days. Kodak defines inventory turns as 12 months COGS as reported divided by four quarter average inventory before the LIFO reserve.

    Debt:

    Debt increased by $358 million to $3.248 billion and cash increased by $267 million to $1.250 billion quarter sequentially. On a debt less cash basis, net debt was $1.998 billion, a decrease of $39 million from fourth quarter, 2002 levels of $2.037 billion. Debt increased as a result of the issuance of a $500 million, 10 year note and a $575 million 30 year convertible note during October, 2003. The majority of these funds have been used to reduce commercial paper and pay for the acquisition of PracticeWorks.
    Equity amounted to $3.264 billion, an increase of $340 million quarter sequentially, primarily due to the positive impact of exchange and a reduction in the minimum pension liability.
    Debt to total capital ratio was 49.9%, increasing .2 percentage point quarter sequentially and increasing 1.5 percentage points year over year.

    Foreign Exchange:

    Year over year, the impact of foreign exchange on operating activities during the fourth quarter was a positive $0.16 per share whereas foreign exchange activities recorded in "Other Charges" had a negative $0.03 per share impact. Therefore, the sum of the operational and reportable exchange impacts increased earnings in the quarter by $0.13 per share.

    Earnings Outlook:

    The Company expects full year 2004 operational earnings of $2.25 to $2.55 per share and GAAP earnings of $.80 to $1.30 per share. For the first quarter of 2004, the company expects operational earnings per share to approximate those of the year-ago period.

    Upcoming Meetings:

    Kodak will host an investor function for members of the investment community who will be attending the upcoming PMA trade show in Las Vegas. This function will be held on Friday, February 13, 2004 at the Las Vegas Convention Center. Please contact Kodak Investor Relations for additional details.

    Safe Harbor Statement:

    Certain statements in these presentations may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's growth in sales and earnings, cash generation, tax rate, and debt are forward-looking statements.

    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in these presentations are subject to a number of factors and uncertainties, including:

 --  The successful

    -- Implementation of our recently announced digitally-oriented growth strategy;

    -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED), and digital products);

    --  Implementation of intellectual property licensing strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Integration of newly acquired businesses;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    --  Improvement in supply chain efficiency;

    -- Implementation of future focused cost reductions, including personnel reductions; and

    -- Development of our business in emerging markets like China, India, Brazil, Mexico and Russia.

-- Inherent unpredictability of currency fluctuations and raw material costs;

--  Competitive actions, including pricing;

-- The nature and pace of technology evolution, including the analog-to-digital transition;

--  Continuing customer consolidation and buying power;

-- General economic, business, geopolitical and public health conditions; and

-- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

    Any forward-looking statements in these presentations should be evaluated in light of these important factors and uncertainties.

    CONTACT: Eastman Kodak Company
             Media Contacts:
             Gerard Meuchner, 585-724-4513
             gerard.meuchner@kodak.com
             Anthony Sanzio, 585-781-5481
             anthony.sanzio@kodak.com
                   or
             Investor Relations Contacts:
             Don Flick, 585-724-4352
             donald.flick@kodak.com
             Patty Yahn-Urlaub, 585-724-4683
             patty.yahn-urlaub@kodak.com
             Roberto Trevino, 585-724-6791
             roberto.trevino@kodak.com